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                                                                  Exhibit (d)(2)


                                     FORM OF
                             SUB-ADVISORY AGREEMENT




                                                                October 30, 2000


Reich & Tang Asset Management L.P.
600 Fifth Avenue
New York, New York  10020

Gentlemen:

         WHEREAS, we have entered into a Management Agreement with The Valiant Fund (the "Fund"), dated July 29, 1993 (the "Management Agreement") pursuant to which we have been employed to manage the investment and reinvestment of the Fund, subject to the general control of the Fund's Board of Trustees; and

         WHEREAS, pursuant to the Management Agreement we have selected Reich & Tang Asset Management L.P., as our Sub-Advisor.

         We herewith confirm our agreement with you as follows:

1. The Fund, as provided in the Management Agreement, engages in the business of investing and reinvesting the assets of its various series of shares (each a "Series") in securities of the types, and in accordance with the limitations, specified in its Agreement and Declaration of Trust, By-Laws and Registration Statement filed with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "1940 Act") and the Securities Act of 1933, including the Prospectuses forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by the Fund's Board of Trustees. We enclose copies of the documents listed above and will furnish you such amendments thereto as may be made from time to time.


2. (a) We have been employed to manage the investment and reinvestment of the Series' assets as above specified, and, without limiting the generality of the foregoing, to provide the investment management services specified in the Management Agreement.


         (b) Subject to the general control of the Board of Trustees, we hereby subcontract with you to implement a continuous investment program for each of the Series and to make decisions with respect to all purchases and sales of the portfolio securities. To carry out such decisions, you are hereby authorized, as our agent and attorney-in-fact, to place orders for the investment and reinvestment of the Series' assets. In all purchases, sales and other transactions in the Fund's portfolio securities you are authorized to exercise full discretion and act for us in the same manner and with the same force and effect as the Fund itself might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

         (c) You will report to the Fund's Board of Trustees, if requested, at each meeting thereof all changes in the Series' portfolios since your prior report, and will also keep us in touch with important developments

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                  affecting the Series' portfolios and, on your initiative, will furnish us from time to time with such information as you may believe appropriate for these purposes, whether concerning the individual entities whose securities are included in the Series' portfolios, the activities in which such entities engage, Federal income tax policies applicable to our investments, or the conditions prevailing in the money markets or the economy generally. You will also furnish us with such statistical and analytical information with respect to the Series' portfolio securities as you may believe appropriate or as we may reasonably request. In making such purchases and sales of the Series' portfolio securities, you will comply with the policies set from time to time by the Fund's Board of Trustees as well as the limitations imposed by our Agreement and Declaration of Trust and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement.

         (d) It is understood that you may from time to time employ, subcontract with or otherwise associate with yourself, entirely at your expense, such persons as you believe to be particularly fitted to asset you in the execution of your duties hereunder.

         (e) You or your affiliates with also furnish us at your own expense such investment advisory supervision and assistance as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject.

3. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us and the Fund, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us, the Fund, or to the Fund's security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

4. In consideration of the foregoing we will pay you according to the following schedule, based upon the aggregate average daily net assets of the Fund's four Series:


                                  FEE SCHEDULE

                  Level of Assets                    Fee in basis points
                  ---------------                    -------------------

                  First $500 million                         6.0
                  Next $1 billion                            5.0
                  Next $500 million                          4.0
                  Over $2 billion                            3.5

         Your fee will be accrued daily, and will be payable on the last day of each calendar month for services performed hereunder during that month, or at such other times as you and we may agree from time to time. You will be entitled to a minimum monthly fee of $30,000 in any month in which the monthly calculation based on the fee schedule is less than $30,000.

5. This Agreement will become effective on the date hereof and shall continue in effect in respect of a Series for two years from the date of this Agreement, and thereafter for successive twelve-month periods, provided that such continuation is specifically approved at least annually by the Fund's Board of Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act and the rules thereunder, of the Series in question and in either case, by a majority of those of the Fund's trustees who are neither party to this Agreement nor, other than by their service as trustees of the trust, interested persons, as defined in the 1940 Act and the rules thereunder, of any such person who is party to this Agreement. This Agreement may be terminated at any time without the payment of any penalty as to a Series (i) by vote of a

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         majority of the Series's outstanding voting securities, as defined in the 1940 Act and the rules thereunder, (ii) by the Fund's Board of Trustees, on sixty days' written notice to you, (iii) by us on sixty days' written notice to you, (iv) by you on sixty days' written notice to us, or (v) upon the termination of the Management Agreement.

6. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

7. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, who may also be a director, officer or employee of the Fund, or of a person affiliated with the Fund, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether or a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.


         If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

                                      Very truly yours,

                                      INTEGRITY MANAGEMENT & RESEARCH, INC.


                                      By:  /s/ Richard F. Curcio
                                        --------------------------------
                                      Name:  Richard F. Curcio
                                      Title:    President, The Valiant Fund

ACCEPTED:

REICH & TANG ASSET MANAGEMENT L.P.
By:  REICH & TANG ASSET MANAGEMENT, INC., as General Partner



By:  /s/ Richard De Sanctis
   -------------------------------
Name:  Richard De Sanctis
Title:    Chief Financial Officer, Reich & Tang Asset Management L.P.

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